NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 23, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 10, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between NorthStar Asset Management Group, Inc., Colony Capital, Inc., and NorthStar Realty Finance Corp. became effective on January 10, 2017. Pursuant to the merger transaction, NorthStar Asset Management Group, Inc. (renamed Colony NorthStar, Inc.) converted each share of common stock held into one share of the newly formed Colony NorthStar, Inc. Class A common stock. This Form 25 is being filed solely in connection with the removal from listing on the Exchange of the common stock of NorthStar Asset Management Group, Inc. and not a termination of the registration of Class A common stock of Colony NorthStar, Inc. under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 11, 2017.